                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SOUTHWEST WATER COMPANY
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Southwest Water Company "A Service Company"



March 20, 1995

[LOGO OF SOUTHWEST WATER COMPANY]

DEAR STOCKHOLDER:

    You are invited to attend the Annual Meeting of Stockholders of Southwest Water Company, to be held on Tuesday, May 9, 1995, at 10:00 a.m. in Salon C-D of the San Gabriel Valley Marriott, located at 14635 Baldwin Park Towne Center, Baldwin Park, California.

    For this year's meeting, you are asked to elect six directors and to ratify the appointment of the Company's independent auditors. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We have also enclosed a copy of our 1994 Annual Report. We urge you to read this information carefully.

    Your Board of Directors unanimously believes that election of its nominees as directors and ratification of its appointment of independent auditors are in the best interests of Southwest Water and its stockholders, and accordingly recommends a vote FOR Items 1 and 2 on the enclosed proxy card.

    In addition to the formal business to be transacted at the meeting, management will make a presentation on developments during the past year and will respond to comments and questions of general interest to stockholders. I personally look forward to greeting our stockholders who attend the meeting.

    It is important that your shares be represented and voted, whether or not you plan to attend. THEREFORE, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. Thank you.


                                   Sincerely,



                                   ANTON C. GARNIER
                                   President and Chief Executive Officer



225 North Barranca Avenue, Suite 200, West Covina, CA 91791-1605,
Phone: (818) 915-1551, Facsimile: (818) 915-1558

                       [LOGO OF SOUTHWEST WATER COMPANY]


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995

To the Stockholders of Southwest Water Company:

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SOUTHWEST WATER COMPANY, a Delaware corporation (the "Company"), will be held at the San Gabriel Valley Marriott, 14635 Baldwin Park Towne Center, Baldwin Park, California, on Tuesday, May 9, 1995, at 10:00 a.m. local time, for the purpose of considering and acting upon the following business:

    1. The election of directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

    2. Ratification of the Board of Directors' selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1995; and

    3. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

 Only stockholders of record at the close of business on March 10, 1995, shall be entitled to notice of and to vote at the meeting or any adjournments thereof.

 The Company's Proxy Statement accompanies this notice.

                                       By order of the Board of Directors



                                       DIANE CASTELLO PITTS
                                       Secretary

West Covina, California
March 20, 1995

                                   IMPORTANT

YOU ARE URGED TO MARK, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM AT THE MEETING. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT THAT YOU ATTEND THE MEETING.



225 North Barranca Avenue, Suite 200, West Covina, CA  91791-1605,
Phone: (818) 915-1551, Facsimile: (818) 915-1558

                       [LOGO OF SOUTHWEST WATER COMPANY]

                     225 NORTH BARRANCA AVENUE, SUITE 200
                      WEST COVINA, CALIFORNIA 91791-1605

                             --------------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1995

                             --------------------

                     SOLICITATION AND REVOCATION OF PROXY

 This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Southwest Water Company (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held May 9, 1995, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The form of Proxy which accompanies this Proxy Statement is solicited by the Board of Directors of the Company, and all expenses incident to the preparation and mailing, or otherwise making available to the stockholders of the Company, of the Notice of Annual Meeting of Stockholders, Proxies, and this Proxy Statement will be borne by the Company.
In addition to the use of the mails, Proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone. The Company is a Delaware corporation with its principal executive offices located at 225 North Barranca Avenue, Suite 200, West Covina, California 91791-1605,
Telephone: (818) 915-1551.

 This Proxy Statement and the accompanying form of Proxy are being first mailed to stockholders of the Company on or about March 20, 1995. Only stockholders of record at the close of business on March 10, 1995 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. The persons named in the accompanying Proxy have advised the Company of their intention to vote the shares represented by Proxies received by them as specified on the Proxies. If no specification is made, such persons will vote the shares represented by Proxies for the election as directors of the Company of those persons designated as management nominees and for ratification of the selection of the Company's independent auditors for 1995. Any stockholder of the Company may revoke his Proxy at any time prior to its use by filing with the Company, at the address indicated herein, a written notice of revocation or a duly executed Proxy bearing a later date, or by voting in person at the Annual Meeting.

 Under the Company's Bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under the Company's Bylaws and Delaware law, proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against that proposal.

                      OUTSTANDING STOCK AND VOTING RIGHTS

 As of the Record Date, the following shares of the Company's common stock and preferred stock were issued and outstanding and entitled to vote at the Annual Meeting of Stockholders:

                                NUMBER OF SHARES
                                  OUTSTANDING        NUMBER OF VOTES
                                 AS OF MARCH 10,         BY CLASS
    CLASS OF STOCK                    1995              OR SERIES
 --------------------------     ------------------   ----------------
Series "A" Preferred Stock              10,373.25          51,866.25
                                                    ----------------
Common Stock                         2,424,131.00       2,424,131.00
                                                    ----------------
  TOTAL NUMBER OF VOTES                                 2,475,997.25
                                                    ================

 Pursuant to the Company's Restated Certificate of Incorporation, each holder of shares of preferred stock is entitled to five votes for each share held and each holder of shares of common stock is entitled to one vote for each share held on each matter presented for a vote of the stockholders. The Company's Restated Certificate of incorporation does not provide for cumulative voting; therefore, a simple plurality of the votes cast will elect all of the directors. Similarly, a simple plurality of the votes cast will be sufficient to ratify the selection of the independent auditors.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

BY MANAGEMENT

 The following table sets forth, as of the Record Date, the number of shares of each class of equity securities of the Company beneficially owned by each director of the Company, the chief executive officer of the Company, the four other most highly compensated executive officers of the Company and its subsidiaries, and by all directors and officers as a group. In each case where the number of shares of a class of securities exceeds 1% of the securities of that class outstanding on the Record Date, the percentage of ownership of that class is stated. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                                                  NUMBER OF
                                                                                   SHARES
CLASS OF          NAME OF BENEFICIAL                                            BENEFICIALLY          PERCENTAGE
 STOCK                  OWNER                    CAPACITY WITH COMPANY             OWNED               OF CLASS
- - --------      ----------------------       -----------------------------        ------------------    ----------
Common        Michael J. Fasman            Director                                     4,060   (a)       *

Common        Monroe Harris                Director                                    12,918   (b)       *

Common        Donovan D. Huennekens        Director                                     6,302             *

Common        Richard Kelton               Director                                     8,585             *

Common        Richard G. Newman            Director                                     6,000   (c)       *

Common        Anton C. Garnier             Director, Chief Executive Officer           85,478   (d)      3.5%
                                           and President

Common        James E. Furman              President of ECO Resources, Inc.               902             *

Common        Michael O. Quinn             Chief Operating Officer of                   4,836             *
                                           Suburban Water Systems

Common        Robert L. Swartwout          President of New Mexico                        --              *
                                           Utilities, Inc.

Common        Diane Castello Pitts         Corporate Controller, Treasurer                355             *
                                           and Secretary

Common        All Directors and                                                       129,436            5.3%
              Officers as a Group
              (10 people)

- - ------------
*   Indicates less than 1% of class of stock.

(a) Excludes 9,644 shares of common stock held of record by Mr. Fasman's wife, as trustee. Also excludes 27,728 shares of common stock and 147 shares of Series "A" preferred stock held of record by Mr. Fasman as a co-trustee of two trusts in which Mr. Fasman has no beneficial interest. Mr. Fasman disclaims beneficial ownership of all such shares.
(b) 8,518 of such shares are held by Mr. Harris and his wife as co-trustees of a family trust and 800 shares are held by Mr. Harris' wife.
(c) All of the 6,000 shares are held by Mr. and Mrs. Newman as trustees of a revocable trust for their benefit. Mr. Newman is a trustee of such trust, and has shared voting and investment power with respect to such shares and may be deemed the beneficial owner of such shares.
(d) Included in the table are 42,174 shares owned by Mr. and Mrs. Garnier as trustees of a revocable trust for their benefit. Mr. Garnier is a trustee of such trust, has shared voting and investment power with respect to such
     shares and may be deemed the beneficial owner of such shares.   Excluded
     from the table are 154,414 shares owned by two family corporations of which Mr. Garnier, as President and a director, has shared voting and investment power. Mr. Garnier disclaims beneficial ownership of such 154,414 shares, other than the 32,237 shares representing his proportionate interest in the corporations, which are included in the table.

BY OTHERS

 The following table identifies each of the persons known to the Company to own of record and beneficially (as determined pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), as of the Record Date, more than 5% of any class or series of the Company's outstanding voting securities, the number of shares of each class or series so owned, and the percentage of each class or series owned:

                             NAME AND ADDRESS OF       NUMBER OF SHARES    PERCENTAGE
CLASS OF STOCK                BENEFICIAL OWNER        BENEFICIALLY OWNED    OF CLASS
- - --------------------      -------------------------   ------------------   ---------
Series "A" Preferred      The Lincoln National Life          3,607              35%
                          Insurance Company (1)

- - ----------------
(1) The address for The Lincoln National Life Insurance Company is c/o Banker's Trust, P.O. Box 704, Church Street Station, New York, NY 10008.

 To the knowledge of the Company's management, there are no other beneficial owners of more than 5% of any class of voting securities of the Company. There are no arrangements known to the Company's management, the operation of which may hereafter result in a change in control of the Company. Neither the foregoing beneficial owner, nor any director, officer or affiliate, nor any of their respective associates is a party to any legal proceeding adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

PROPOSAL 1:  ELECTION OF DIRECTORS

 The Company's Certificate of Incorporation and Bylaws provide for a Board of Directors consisting of six members. It is intended that the persons named in the Proxy will, unless otherwise instructed, vote for the election of the six nominees identified on the following page to serve as directors until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. If any nominee, for any reason currently unknown, cannot be a candidate for election, the shares represented by valid Proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors.

 Each of the nominees was elected to his current term of office at the last Annual Meeting of Stockholders.

INFORMATION REGARDING THE BOARD OF DIRECTORS

 The following information with respect to each nominee's principal occupation or employment and each nominee's affiliations and business experience during the past five years, has been furnished to the Company by each of the respective nominees:

MICHAEL J. FASMAN, 85, is a lawyer and a partner of the law firm, Allen and Fasman. Mr. Fasman was first elected a director in 1975.

ANTON C. GARNIER, 54, has been president of the Company since 1968 and chief executive officer of the Company since 1992. Mr. Garnier was first elected a director in 1968.

MONROE HARRIS, 73, is a consultant and retired executive vice president and director of Johns-Manville Corporation. Mr. Harris was first elected a director in 1963. He resigned from the Board in 1965 when he moved to New York.
Mr. Harris was reelected a director in 1987.

DONOVAN D. HUENNEKENS, 58, is a partner of Huennekens, Quinn & Talcott, a real estate development company, a director of Bixby Ranch Company, a trustee of the Mead Foundation and a member of the board of Mead Housing, Inc. Mr. Huennekens was first elected a director in 1969.

RICHARD KELTON, 65, is president of Bollenbacher & Kelton, Inc., a commercial and residential developer, and chairman of the board of Pay-Fone Systems, Inc., a payroll data processing company. Mr. Kelton was first elected a director in 1969.

RICHARD G. NEWMAN, 60, is chairman, president and chief executive officer and serves as a director of AECOM Technology Corporation, the parent of several subsidiaries which provide architectural, engineering, construction, operations and maintenance services on an international basis. Mr. Newman also serves on the board of 12 mutual funds managed by the Capital Research and Management Company. Mr. Newman was first elected a director in 1991.

 There are no family relationships between any director and any executive officer of the Company. None of the entities by whom the foregoing directors are employed are related to the Company. No director is a director of any other corporation subject to Sections 12 or 15(d) of the Securities Exchange Act of 1934 or registered as an investment company under the Investment Company Act of 1940, except for Mr. Kelton who is a director of Pay-Fone Systems, Inc., the common stock of which is traded on the American Stock Exchange. Neither any director nor any executive officer of the Company has been, during the last five years, involved in a legal proceeding of the type which would be required to be disclosed herein by the Securities Exchange Act of 1934. There are no arrangements or understandings between any director and any other persons pursuant to which any director was or is to be selected as a director or nominee of the Company or of any other company.

COMMITTEES OF THE BOARD OF DIRECTORS

 The Company's Board of Directors has five committees: the Audit, Compensation, Investment/Acquisition, Nominating and Director Stock Option Committees. The principal responsibilities of these committees and the members of each committee during 1994 are described below.

 The Audit Committee was chaired by Mr. Kelton and also included Messrs. Fasman, Harris, Huennekens and Newman. During 1994, the Audit Committee held two meetings. Among its responsibilities, the Audit Committee recommends to the Board the selection of the Company's independent auditors for the ensuing year, reviews with the independent auditors and management the scope and results of the auditing engagement, as well as management's internal auditing program, reviews the adequacy of the Company's internal control procedures and reviews the independence of the auditors.

 The Compensation Committee was chaired by Mr. Harris and also included Messrs. Fasman, Huennekens, Kelton and Newman. During 1994, the Compensation Committee held three meetings. Among its responsibilities, the Compensation Committee determines Mr. Garnier's compensation program, reviews and approves management's recommendations as to other executive salaries, approves the yearly salary administration program for non-executive Company employees, and reviews and approves changes to the Company's employee benefit programs. There are no Compensation Committee interlocks.

 The Investment/Acquisition Committee was chaired by Mr. Huennekens and also included Messrs. Fasman, Garnier, Harris, Kelton and Newman. During 1994, the Investment/Acquisition Committee held no meetings. Among its responsibilities, the Investment/Acquisition Committee sets overall investment policy with respect to the Company's short-term funds, provides guidance in the selection of the Company's banking relationships and analyzes the effects of external economic conditions on the Company's investment policy. Further, this Committee provides direction in the areas of long-term planning, consideration of diversification alternatives, new business developments, and acquisitions and mergers.

 The Nominating Committee was chaired by Mr. Newman and also included Messrs. Fasman, Garnier, Harris, Huennekens and Kelton. During 1994, the Nominating Committee held no meetings. The functions of the Nominating Committee include establishing criteria for the selection of nominees for election as directors, reviewing the qualifications of and maintaining information concerning potential nominees, making recommendations to the Board of Directors with respect to nominees for election as directors at the Annual Meeting of Stockholders and as vacancies occur on the Board between annual meetings, reviewing on a long-term basis the size and composition of the Board and investigating and making recommendations to the Board of Directors with respect to amendments to the Company's Bylaws. The Nominating Committee will consider recommendations for director nominees proposed by stockholders. Any such recommendations should be submitted in writing to Mr. Newman at the Company's principal executive offices.

 The Director Stock Option Committee was chaired by Mr. Fasman and was comprised of Messrs. Fasman and Harris. During 1994, the Director Stock Option committee held one meeting. The Director Stock Option Committee was formed in 1991 to administer the Company's Stock Option and Restricted Stock Plan (the "Option Plan"). Messrs. Fasman and Harris are duly qualified to serve on this committee according to the conditions imposed by Rule 16b-3(c)(2)(i) of the Securities Exchange Act of 1934.

DIRECTORS' COMPENSATION

 Directors who are not officers of the Company are currently paid an annual retainer of $12,000 for service on the Board and a fee of $750 for attendance at each Board meeting, Committee meeting or long-range planning meeting, and $500 for an additional meeting or meetings on the same day. Directors who are officers of the Company are not paid any fees or additional remuneration for service as members of the Board or any Committee thereof. Information as to additional directors' compensation is set forth under the heading "Other Compensation" under the caption "Executive Compensation and Other Information."

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

 During 1994, the Board of Directors held six Board meetings, one planning meeting and six Committee meetings. All directors, with the exception of Mr. Kelton, attended 100% of the combined meetings of the Board and the Committees of the Board on which such directors served. Mr. Kelton attended 69% of the combined meetings of the Board and the Committees of the Board on which he served.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

 To the knowledge of the Company, based upon a review of Forms 3, 4 and 5, and amendments thereto, furnished by the Company and upon certificates furnished by the officers and directors of the Company, no officer, director or beneficial owner of more than 10% of any class of equity security of the Company, during the Company's most recent fiscal year, failed to timely file any report required by Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


 The Compensation Committee of the Board of Directors (the "Committee") consists of the five non-employee directors. The Committee oversees and administers the Company's various compensation plans, including salaries, bonuses and other forms of compensation. In addition, the Committee regularly evaluates executive performance and reviews executive compensation levels. The Committee also considers executive succession and related matters, and reviews in detail all aspects of compensation for the executive officers. Periodic stock option grants issued pursuant to the Company's Option Plan are administered by the Director Stock Option Committee (the "Option Committee"). The Option Committee's report follows this report.

 In 1990, the Company retained the services of a compensation consulting organization to design the executive compensation program now in place. In 1993, the Company commissioned a limited review of its executive compensation programs by a compensation consulting firm, Frederic W. Cook & Co, Inc. ("Cook & Co.").
A partner of Cook & Co. met with the Committee and presented two formal reports for their use. The Committee modified its compensation program to incorporate certain of the recommendations made by Cook & Co.

 The compensation policy of the Company, which is endorsed by the Committee, is that a portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. The Committee has reviewed the compensation program for each of the executive officers and believes that the compensation of these officers is reasonable in view of the Company's consolidated performance and the contribution of these officers to that performance.

 In determining the overall level and form of executive compensation, the Committee's judgment was primarily based upon its ongoing assessment of the Company's overall performance in 1993 and its future objectives. The Committee's decisions concerning the specific 1994 compensation elements for individual executive officers, including the chief executive officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance and current salary.

 As of July 1, 1994, the Committee awarded Mr. Garnier a 3.9% increase on his base salary. The Committee based this decision on the financial performance of the Company and certain "Standards of Performance" established for Mr. Garnier. Mr. Garnier's Standards of Performance for this review period included areas of new business development, financial reporting and planning, internal communication, teamwork, increased Company visibility in the financial community, and personal education. In December 1994, the Committee increased Mr. Garnier's monthly car allowance to reflect an inflationary increase, effective January 1, 1995. Each year, the Committee formally appraises
Mr. Garnier's performance, and the chairman of the Committee reviews the Committee's assessment with Mr. Garnier in a private session.

 Under the Company's annual bonus plan, bonuses are awarded based on an executive's performance and the performance of the operating unit to which the executive is assigned, or, in the case of Mr. Garnier, the performance of the entire Company. For 1994, Mr. Garnier's bonus performance measures were as follows: Company earnings per share -- 46% weighting; ECO's Operation and maintenance contract net bookings -- 26% weighting; Average fourth quarter 1994 common stock price -- 18% weighting; and the Committee's discretion -- 10% weighting. Mr. Garnier was not awarded any bonus for 1994.

 Mr. Garnier was not present when his 1994 salary adjustment was determined, nor when his 1994 bonus plan was approved.

 As noted above, the Committee's specific decisions involving 1994 executive officer compensation were ultimately based upon the Committee's discretion regarding the individual executive officer's performance and whether each particular payment would provide an appropriate reward and incentive for his or her contribution to the Company's long-term performance. The members of the Committee believe that the Company's compensation program for its executive officers is reasonable and adequate to enable the Company to attract and retain the necessary executive talent and expertise to operate efficiently and to increase stockholder value.

Compensation Committee

Monroe Harris (Chairman)        Donovan D. Huennekens          Richard G. Newman
Michael J. Fasman               Richard Kelton

February 21, 1995



REPORT OF THE STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

 The Option Committee was formed in 1991 to administer the Company's Option Plan. As explained above, periodic stock option grants are issued pursuant to the Option Plan.

 The Company includes stock option grants as part of its long-range compensation program. Stock options are granted to attract and retain exceptional executive talent and to align the interests of executives and directors with those of the stockholders. Stock options are granted on a periodic basis at a price equal to the fair market value on the date of the grant and generally vest 20% per year until fully vested. They are granted to executive officers and directors based on anticipated contribution to the Company's future performance and the ability to impact consolidated and/or operating unit results. Stock options were granted to the executive officers and directors as approved by the Option Committee. Mr. Garnier was not present when his stock option award was determined and approved.

Director Stock Option Committee

Michael J. Fasman (Chairman)
Monroe Harris

February 21, 1995

COMPARISON OF THE CUMULATIVE TOTAL RETURN ON THE COMPANY'S COMMON STOCK TO CERTAIN INDUSTRY STANDARDS

 The following graph compares the cumulative total return to holders of the common stock of the Company during the most recent five fiscal years versus the average return to investors during the same period achieved by 14 publicly held water utilities listed in the Edward D. Jones & Co. Water Utility Index and the Standard and Poor's Index of 500 Companies. In each instance, the graph assumes an investment of $100 on December 31, 1989:

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        AMONG SOUTHWEST WATER COMPANY, UTILITY INDEX AND S&P 500 INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SOUTHWEST        UTILITY
(Fiscal Year Covered)        WATER COMPANY    INDEX       S&P 500
- - -------------------          -------------    -------     -------
Measurement Pt-  1989         $100             $100         $100
FYE   1990                    $102.49          $ 92.82      $ 96.89
FYE   1991                    $ 96.07          $132.54      $126.28
FYE   1992                    $117.42          $146.78      $135.88
FYE   1993                    $ 76.15          $167.24      $149.52
FYE   1994                    $ 69.31          $155.79      $151.55

* Total return assumes reinvestment of dividends and is based on a $100 investment on December 31, 1989.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

 The following table sets forth certain information as to the compensation paid during the last three fiscal years of the Company to the chief executive officer of the Company and to the five other most highly compensated executive officers of the Company and its subsidiaries:

                          SUMMARY COMPENSATION TABLE

                                                                                         Long Term Compensation
                                                       Annual Compensation                       Awards
- - ----------------------------------------------------------------------------------------------------------------------
                                                                         Other
                                                                        Annual      Restricted               All Other
               Name and                                                 Compen-        Stock       Stock      Compen-
               Principal                          Salary     Bonus      sation        Awards      Options      sation
               Position                  Year    ($) (1)     ($)      ($) (2) (3)    ($) (4)        (#)        ($) (5)
- - ----------------------------------------------------------------------------------------------------------------------

Anton C. Garnier,                       1994     201,226         -       5,149             -       7,660           -
   Chief Executive Officer              1993     191,630         -       2,559             -           -           -
   President                            1992     187,743    35,000       2,764             -           -           -
   Southwest Water Company

James E. Furman,                        1994     144,394         -       1,481             -       4,295       2,867
   President                            1993     141,417         -       1,344             -           -       1,900
   ECO Resources, Inc.                  1992     136,000    29,250      10,316             -      10,000           -

Michael O. Quinn                        1994     130,184     6,900       2,331             -       2,130           -
   Chief Operating Officer              1993     126,322         -         391             -           -           -
   Suburban Water Systems               1992     113,290    17,349      18,047             -           -         916

Robert L. Swartwout,                    1994      91,312    10,800         498             -       1,500           -
   President                            1993      90,752     8,586         454             -           -           -
   New Mexico Utilities, Inc.           1992      85,903    11,907         311             -       2,500           -

Diane Castello Pitts,                   1994      92,676         -         110             -           -           -
   Corporate Controller, Treasurer      1993      86,508         -          98             -           -           -
   Secretary                            1992      80,658    13,682          98             -           -           -
   Southwest Water Company

R. Joseph Saunders,                     1994     178,502         -       1,580             -       5,120           -
   Former Chief Financial Officer,      1993     167,268         -       1,755             -           -           -
   Vice President Finance               1992     161,000    29,605      11,728        31,480      15,000           -
   Secretary
   Southwest Water Company (6)

(1) Salaries shown for Messrs. Furman, Swartwout and Saunders in 1992 are annualized, based upon a full year of employment. Salaries include car allowances for Messrs. Garnier and Furman, Ms. Pitts and Mr. Saunders, and the value of personal usage of company provided cars for Messrs. Quinn and Swartwout. Mr. Garnier was provided with personal usage of a company-provided car through September 1, 1993, and a car allowance thereafter.

(2) Includes relocation allowances of $9,871, $17,500 and $10,000 for Messrs. Furman, Quinn and Saunders, respectively, in 1992. The other amounts consist of other expenses, including spousal travel expense reimbursement, paid to or for the benefit of the named officers.

(3) Excludes directors fees received by Messrs. Garnier, Quinn and Saunders for serving as directors of entities in which the Company holds a minority interest. Fees received are at the same rates paid by such entities to all outside directors and are not more than $7,000 per person per year per directorship.

(4) Restricted stock awards vest 10 years after grant. Should an employee terminate prior to the vesting of the restricted stock, the stock is subject to repurchase. Dividends paid on the restricted stock go directly to the grantee with no further restrictions. At December 31, 1994, the following summarizes cumulative holdings of restricted stock:

                                                                VALUE AT $8.50
                                                   SHARES (#)    PER SHARE ($)
                                                   ----------   --------------
  Anton C. Garnier (granted in 1988 and 1989)         11,067            94,070

  Michael O. Quinn (granted in 1988 and 1989)          3,683            31,306

     On November 25, 1994, 2,000 shares of restricted stock granted to Mr. Saunders in 1992 were repurchased and cancelled upon his resignation from the Company.

(5)  Represents Company contributions to executive's account in a 401(k) Plan.

(6) Terminated employment with the Company on November 25, 1994. The amount reported as Mr. Saunders' salary is for service rendered prior to his resignation.

 Pursuant to severance compensation agreements entered into on February 21, 1995 between the Company and Messrs. Garnier, Furman, Quinn, Swartwout and Ms. Pitts, the Company has agreed to provide severance benefits and payments to such individuals based on 1-1/2 times the average 5-year compensation of such individuals and payable to an executive if one of the following conditions are met as to such executive: (1) termination of the executive's employment by his employer prior to the second anniversary of a change in control other than by retirement or for death, disability or cause; or (2) termination of executive's employment by the executive within two years after a change in control for "good reason" (including assignment of executive to duties inconsistent with executive's position, duties, responsibilities and status prior to the change in control, or alternatively, a reduction of salary, a significant reduction in benefits, an elimination of stock plans or a relocation of employment greater than 50 miles), without written consent by executive. Under these agreements, cash severance payments are based upon base salary, auto benefits, bonuses and certain life insurance premium amounts paid by the employer and are payable within five days after termination of employment. Cash severance payments, assuming termination meeting the requirements for a severance payment as of December 31, 1994 are as follows: Mr. Garnier - $301,817; Mr. Furman, $227,496; Mr. Quinn - $188,600; Mr. Swartwout - $146,747 and Ms. Pitts - $143,156. In
addition to the cash payment, each executive is entitled to certain health insurance benefits with a value of approximately $17,232 and outplacement services with a maximum benefit of $4,000. For purposes of the severance compensation agreements, a "change in control" is generally defined as a change in the person or persons owning, directly or indirectly, sufficient voting stock to elect the Board of Directors for the entity which employs an executive.
These agreements are in addition to the plans described under the heading "Retirement Benefits."

 Pursuant to an agreement entered into in 1992 between Mr. Swartwout and New Mexico Utilities, Inc. ("NMU"), NMU may terminate Mr. Swartwout's employment without cause at any time upon 30 days' written notice. Upon such termination under the NMU agreement, Mr. Swartwout was entitled to a severance payment equal to one year's salary. Such provision of the NMU agreement is superseded by the severance compensation agreement described above. In addition, upon a disposition of substantially all assets of NMU, Mr. Swartwout is, if he continues his employment with NMU through completion of the transaction, entitled to a severance payment of 1% of the gross disposition price if in excess of $6,000,000, or 3% of the gross disposition price if in excess of $11,000,000. Upon such a disposition, Mr. Swartwout would receive a cash payment equal to the greater of (1) the cash severance payment determined pursuant to his severance compensation agreement or (2) the amount determined under the NMU agreement based upon the gross disposition price of the NMU assets. In no event would Mr. Swartwout receive cash payments under both agreements.

OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS

 Stock options were granted during the Company's most recent fiscal year to the chief executive officer of the Company and other highly compensated officers of the Company and its subsidiaries as shown below:

                                 OPTION TABLE

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                               Annual Rates of Stock
                                                                               Price Appreciation for
                                         Individual Grants                            10 Years
                          --------------------------------------------------   ----------------------
                                       % of Total    Exercise
                                         Options        or
                                        Granted to     Base
                                         Employees     Price
                           Options           in       ($/sh.)      Expiration     5%           10%
    Name                    (#)(1)      Fiscal Year     (2)          Date        ($)           ($)

Anton C. Garnier              7,660          34%         9.75           2004    46,956        119,036

James E. Furman               4,295          19%         9.75           2004    26,328         66,744

Michael O. Quinn              2,130           9%         9.75           2004    13,057         33,100

Robert L. Swartwout           1,500           7%         9.75           2004     9,195         23,310

Diane Castello Pitts              -           -             -              -         -              -

R. Joseph Saunders (3)        5,120          23%         9.75              -         -              -

The following table summarizes the total potential appreciation based on the stated assumptions for all optionees and stockholders:


CUMULATIVE SUMMARY AT DECEMBER 31, 1994:
All Stockholders            N/A        N/A      8.50   N/A   12,915,226   32,710,527

All Optionees (4)           111,635    100%    14.78   VAR            -      811,586

Optionee Gain as % of
 All Stockholder Gain       N/A        N/A     N/A     N/A            -            2%

(1)  Options vest 20% per year until fully vested.
(2)  All exercise prices represent fair market value on the date of grant.
(3) Options expired upon resignation from employment with the Company on November 25, 1994.
(4) No gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. The optionees' benefit is computed based on stock price appreciation from $8.50 less the composite exercise price of $14.78.

EXERCISE OF OPTIONS BY CERTAIN EXECUTIVE OFFICERS

 The following table sets forth certain information as to exercised and unexercised stock options, value realized and value of unexercised options during the Company's most recent fiscal year by the chief executive officer of the Company and other highly compensated officers of the Company and its subsidiaries:


                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                                       Value of
                                                                Number of             Unexercised
                                                               Unexercised            In-the-Money
                                                           Options at Fiscal          Options at
                                                                Year-End           Fiscal Year-End (1)
                                                                   (#)                     ($)

                               Shares           Value
                            Acquired on       Realized        Exercisable/            Exercisable/
Name                        Exercise (#)         ($)         Unexercisable            Unexercisable
- - ---------------------------------------------------------------------------------------------------

Anton C. Garnier                   -              -      20,160 / 15,700                    0 / 0

James E. Furman                    -              -       4,000 / 10,295                    0 / 0

Michael O. Quinn                   -              -       6,560 /  4,370                    0 / 0

Robert L. Swartwout                -              -       1,000 /  3,000                    0 / 0

Diane Castello Pitts               -              -       5,340 /    560                    0 / 0

R. Joseph Saunders (2)             -              -           0 /      0                    0 / 0


(1) Based on fair market value at fiscal year end of $8.50.
(2) Options expired upon resignation from employment with the Company on November 25, 1994.

RETIREMENT BENEFITS

 The Company is a party to a Noncontributory Defined Benefit Pension Plan and Trust (the "Pension Plan"), established on December 31, 1957, which provides retirement benefits and certain death benefits. All regular full-time and part-time employees of the parent Company, Suburban Water Systems ("Suburban"), NMU and East Pasadena Water Company ("East Pasadena") who meet all eligibility requirements, including the completion of one year of service, are eligible to participate in the Pension Plan. The relationship of East Pasadena to the Company is described under the heading "Certain Transactions."

 Four executive officers of the Company and its participating subsidiaries are covered under the terms of the Pension Plan. The Company, its participating subsidiaries and East Pasadena pay the entire cost of administering the Pension Plan. No non-employee director, as such, is included in the Pension Plan. All of the trustees and administrators of the Pension Plan are currently officers or employees of the participating companies. Payments to the Pension Plan by the Company are computed on an actuarial basis to provide fixed benefits to employees in the event of retirement at specified ages.

 The following table indicates the approximate annual benefits which would be received by participants in the Pension Plan, based upon the assumptions indicated.

                      ESTIMATED ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
  5-YEAR AVERAGE      -------------------------------------------------------
ANNUAL COMPENSATION   15 YEARS    20 YEARS    25 YEARS    30 YEARS   35 YEARS
- - -------------------   -------------------------------------------------------
     $ 80,000           $23,300     $31,000    $ 38,800   $ 46,500   $ 54,300
      120,000            35,300      47,000      58,800     70,500     82,300
      160,000            47,300      63,000      78,800     94,500    110,300
      200,000            59,300      79,000      98,800    118,500    138,300
      240,000            71,300      95,000     118,800    142,500    166,300

 The actual maximum amount of compensation that may be recognized for Pension Plan purposes was reduced by the Internal Revenue Code of 1986 (the "Code") from $235,840 in 1993 to $150,000 in 1994. The maximum annual defined benefit in 1994 allowable under the Code was $118,800. These limits are subject to annual cost of living adjustments.

  The compensation on which benefits under the Pension Plan are based is limited to salary paid by the Company and certain subsidiaries and excludes bonuses and other forms of compensation. The amounts used in making the calculations under the Pension Plan for 1994 are based on July 1, 1994 base compensation as follows: Anton C. Garnier - $198,033; Michael O. Quinn - $127,880; Robert L. Swartwout - $91,012; and Diane Castello Pitts - $88,350. Years of credited service of each of such individuals are, respectively, 24, 18, 2 and 8 years at December 31, 1994. Mr. Quinn participated in the Pension Plan for 15 years until 1985, and his compensation at that time was $53,000. He rejoined the Pension Plan in 1992 upon his return to Suburban. Benefits under the Pension Plan are not subject to offset for amounts received from Social Security or other sources.

  In 1988, the Company established the Profit-Sharing 401(k) Plan for Southwest Water Company's Related Companies ("Profit-Sharing Plan") covering employees of ECO Resources, Inc. Participants may elect to contribute up to 15% of their salary to the Profit-Sharing Plan. The Company matches a participant's contribution for an amount up to 50% of the first 4% of a participant's salary. Company contributions vest immediately. Company contributions to the Profit-Sharing Plan were $90,584 in 1994. Mr. Furman is a member of the Profit-Sharing Plan, and the Company made $2,867 in contributions to the Profit-Sharing Plan during 1994 for Mr. Furman. No other officer is eligible to participate in the Profit-Sharing Plan. ECO pays most of the cost of administering the Profit-Sharing Plan. Participants pay minor administrative fees in certain instances.

  On January 1, 1994, the Company established a 401(k) plan (the "Utility 401(k) Plan") covering the parent Company, Suburban and NMU employees. Participants may elect to contribute up to 15% of their salary. The Utility 401(k) Plan does not allow Company contributions. All named executive officers, other than Mr. Furman, are eligible to participate in the Utility 401(k) Plan. The parent Company, Suburban and NMU pay the entire cost of administering the Utility 401(k) Plan.

OTHER COMPENSATION

  Information as to compensation paid to directors, as directors, is included under the caption "Information Regarding the Board of Directors" under the heading "Directors' Compensation." Information concerning stock options and restricted stock issued to officers of the Company is set forth under the headings "Compensation of Certain Executive Officers," "Options Granted to Certain Executive Officers" and "Exercise of Options by Certain Executive Officers." Information concerning options issued to directors of the Company is set forth below.

  In 1993, the stockholders approved the First Amendment to the Option Plan. The Amendment provided for an increase in the number of shares reserved for issuance thereunder from 150,000 to 250,000 and an extension of the period during which options to purchase shares of the common stock of the Company may be granted under the Option Plan from February 17, 1998, to February 17, 2003. In addition, the Amendment eliminated any future issuances of restricted stock under the Option Plan.

  All officers, employees and certain eligible directors of the Company and any subsidiary corporation are eligible to receive options under the Option Plan. The following table sets forth summary information concerning the hypothetical value of option grants made in 1994 to all eligible directors under the Option
Plan:

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                        Annual Rates of Stock
                                                                       Price Appreciation for
                                    Individual Grants                         10 Years
                           -----------------------------------      -----------------------------
                                      Exercise or
                           Options    Base Price     Expiration
 Eligible Directors        (#) (1)    ($/sh.) (2)       Date         5% ($)       10% ($)
- - -------------------------------------------------------------------------------------------------

Donovan D. Huennekens        600          9.75          2004         3,678         9,324

Richard Kelton               600          9.75          2004         3,678         9,324

Richard G. Newman            600          9.75          2004         3,678         9,324
- - -------------------------------------------------------------------------------------------------

(1) Options vest 20% per year until fully vested.
(2) All exercise prices represent fair market value on the date of grant.

  As of December 31, 1994, there were a total of 111,635 options outstanding with a weighted average exercise price of $14.78 per share and no options had been exercised. As of such date, the Non-Executive Officer Director Group had 13,050 options outstanding with a weighted average exercise price of $14.71 per share.

  As of December 31, 1994, 22,335 shares of restricted stock had been issued under the Option Plan, and 14,750 shares were outstanding. Of the restricted shares issued, 5,585 shares have been released from escrow and 2,000 shares were cancelled upon Mr. Saunders' resignation from the Company on November 25, 1994. No person other than those specified in Footnote 4 of the "Summary Compensation" table held any restricted stock under the Option Plan as of December 31, 1994. Additionally, the restrictions with respect to outstanding shares of restricted stock had not lapsed. Unearned compensation of $237,692 related to the issuance of 14,750 shares of restricted stock is being amortized over the vesting period. In 1994, $12,659 was recorded as compensation expense.

CERTAIN TRANSACTIONS

   East Pasadena, a water purveyor, is a wholly owned subsidiary of California Michigan Land and Water Company ("California Michigan"). Mr. Garnier is the beneficial owner of approximately 10% of the outstanding stock of California Michigan, and is the president and a director of California Michigan. In 1994, East Pasadena participated in purchases of equipment leases and employee insurance coverage with the Company and certain of its subsidiaries. In connection with such participation, East Pasadena paid to Suburban and the Company an aggregate of $31,407 in 1994. Amounts paid by East Pasadena were based upon its pro rata or proportionate share of the cost of goods and services involved. East Pasadena also is a party to the Pension Plan described under the heading "Retirement Benefits." East Pasadena makes contributions to the Pension Plan on the same actuarial basis as payments by the Company. The Pension Plan owns 363 shares of California Michigan stock, or 17% of the common shares outstanding.

   The Pension Plan (see the caption "Retirement Benefits" on Page 15) owns 64,064 shares of the Company's common stock, which had a market value of approximately $545,000 at December 31, 1994. The Pension Plan received dividends on these shares of approximately $26,000 in 1994.

   Also during 1994, Suburban made a lease payment of $50,367 for the use of water rights owned by a Garnier family trust. The lease payments were at market rate, based upon information obtained by the Company.

   The foregoing transactions have been reviewed and approved by the outside members of the Board of Directors of the Company, after full disclosure by Mr. Garnier. Mr. Garnier did not participate in the Board's consideration of these transactions.

             PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors, upon recommendation of its Audit Committee, has selected the accounting firm of KPMG Peat Marwick LLP to serve as independent auditors of the Company for 1995, and proposes the ratification of such decision. Such firm has served as the Company's independent auditors since the 1978 fiscal year, and is familiar with the business and operations of the Company and its subsidiaries.

   Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.


                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

   Stockholder proposals intended for inclusion in the Company's Proxy Statement for the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than November 21, 1995, at the Company's address set forth on the first page of this Proxy Statement, in order to be eligible for consideration for inclusion in the Company's Proxy Statement for such meeting.


                                OTHER BUSINESS

   The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Meeting, the persons named on the enclosed Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment.


                                                            DIANE CASTELLO PITTS
                                                            Secretary

  West Covina, California
  March 20, 1995

PROXY

                            SOUTHWEST WATER COMPANY

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS-MAY 9, 1995

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The signatory of this Proxy hereby appoints Anton C. Garnier and Diane Castello Pitts as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common or preferred stock of Southwest Water Company held of record by the undersigned on March 10, 1995, at the Annual Meeting of Stockholders to be held on May 9, 1995, or any adjournment thereof.

                          (Continued on reverse side)

FOR each director nominee and FOR APPROVAL of each                   I/WE WILL
proposal is unanimously recommended by the                      [_]   ATTEND
Board of Directors.                                                 THE MEETING

- - -----------  -------------------------  -----------
  COMMON       DIVIDEND REINVESTMENT    PREFERRED A

1. Election as directors of the         Michael J. Fasman, Anton C. Garnier,
   nominees listed in the               Monroe Harris, Donovan D. Huennekens,
   accompanying Proxy Statement.        Richard Kelton and Richard G. Newman

   FOR all nominees   WITHHOLD          (INSTRUCTION: To withhold authority to
   listed at the      AUTHORITY         vote for any individual nominee, write
   right (except as   to vote for       that nominee's name on the line provided
   marked to the      all nominees      below.)
   contrary)          listed at right
                                        ----------------------------------------
      [_]                [_]


2. Ratification of the selection of
   KPMG Peat Marwick LLP as the
   Company's independent auditors.

        FOR  AGAINST  ABSTAIN
        [_]    [_]      [_]


THE SHARES REPRESENTED HEREBY SHALL BE
VOTED OR NOT VOTED AS SPECIFIED. ANY
EXECUTED PROXY WHICH CONTAINS NO
SPECIFICATION WILL BE VOTED FOR ELECTION
OF EACH DIRECTOR NOMINEE NAMED AND FOR
RATIFICATION OF THE SELECTION OF THE
COMPANY'S INDEPENDENT AUDITORS.

Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, titles or capacities should be stated.
Each joint tenant should sign.

PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

- - ---------------------------------------
             (Signature)

- - ---------------------------------------
             (Signature)

DATE:                             ,1995
     -----------------------------